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                                                                    EXHIBIT h(4)

                                     FORM OF
                           SPECIAL SERVICING AGREEMENT

         This SPECIAL SERVICING AGREEMENT (the "Agreement"), is made as of this [___] day of [_______], 1999 by and among [New England Funds Trust III, a Massachusetts business trust (the "Trust"), on behalf of its Series designated [Name of Fund] series (the "Fund"), Nvest Services Company, Inc., a Delaware corporation ("NSC"), and [Name of Underlying Trust], a Massachusetts business trust (the "Underlying Trust"), on behalf of its Series designated [Name of Portfolio] (the "Portfolio").

                              W I T N E S S E T H:

         WHEREAS, the Trust and the Underlying Trust are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust has entered into an agreement with New England Funds Management, L.P. ("NEFM") (the "Investment Advisory Agreement") for the provision of advice and services to the Fund;

         WHEREAS, the Trust has entered into an agreement with NEFM (the "Administration Agreement") whereby NEFM has agreed to provide, or to procure at NEFM's expense, certain services necessary to the operation of the Fund;

         WHEREAS, the Trust has entered into an agreement with NSC (the "Transfer Agency Agreement") under which NSC provides the Fund with shareholder servicing, account management, transfer and dividend disbursing agency services, shareholder reports, proxies, prospectuses and similar shareholder communication services and other related recordkeeping services for the Fund (the "Shareholder Related Services");

         WHEREAS, the Trust has entered into an agreement with New England Funds, L.P. ("Distribution Agreement") for the provision of distribution services in connection with shares of the Fund;

         WHEREAS, the Fund intends to invest its assets exclusively in the Portfolio, except for temporary defensive purposes and cash or cash items pending investment in the Portfolio or necessary to meet current redemptions or Fund expenses;

         WHEREAS, the Fund is expected to provide a means by which the Portfolio can increase its asset base without adding a substantial number of shareholder accounts;

         WHEREAS, the absence of such additional shareholder accounts can reduce the expenses of the Portfolio that would otherwise be incurred by the Portfolio for Shareholder Related Services as a result of such increased asset base; and

         WHEREAS, the Board of Trustees of the Underlying Trust, on behalf of the Portfolio, has determined that by operation of the Fund, it is reasonable to expect the Shareholder Related Services provided by NSC to the Fund will result in quantifiable benefits to the Portfolio as a whole and to each class of its shareholders that are in excess of the fees payable by the Portfolio hereunder; and such determination by the Board of Trustees is based on some or all of the following factors, as they apply to the Portfolio:

         a. The amount of assets expected to be and/or actually invested in the Portfolio by the Fund;

         b. The fact that the assets invested in the Portfolio by the Fund will be invested in a single omnibus account;

         c. The expenses that the Portfolio would have incurred for such Shareholder Related Services if the assets invested by individual investors in the Fund were invested directly by such individual investors in the Portfolio instead of indirectly through the Fund's omnibus account position in the Portfolio; and

         d. The reduction of the Portfolio's fixed expenses (e.g. accounting, custodial, auditing and legal services, state qualifications and filings, director fees and organizational and various miscellaneous expenses) as a percentage of the Portfolio's net assets attributable to the investment by the Fund in the Portfolio.

         NOW, THEREFORE, in consideration of the promises and mutual covenants made herein, it is agreed between and among the parties hereto as follows:

         1.  OMNIBUS ACCOUNT
         The Portfolio will have a single omnibus account on its books for the Fund which will hold shares of the Portfolio.

         2. PAYMENT OF TRANSFER AGENCY FEE
         In recognition of the benefits to the Portfolio for the Shareholder Related Services rendered to the Fund under the Transfer Agency Agreement, the Portfolio will pay to NSC on behalf of the Fund a portion of the fee due to NSC under the Transfer Agency Agreement, as set forth in Schedule A hereto. The Treasurer of NSC shall provide an invoice for the Fund to the Underlying Trust with regards to the Portfolio at the end of each quarter, and such invoice shall include the information on which the fee is calculated and such additional information, as the Underlying Trust may reasonably request, to enable it to estimate the benefits to each Portfolio from the operation of the Fund, such as, the number of open and closed shareholder accounts, transactions processed and telephone calls received, as well as other shareholder services rendered. The Underlying Trust will use this information to timely determine if any fee paid pursuant to Schedule A, paragraph (i) is in excess of such benefits received, as set forth in paragraph (ii) therein, and timely notify the Fund. The Fund will, in turn, promptly refund any excess fee paid to the Underlying Trust. The fee shall be payable within 10 business days following the receipt of the quarterly invoice. The parties agree that the payment of the fee is only for the Shareholder Related Services provided by NSC and not for legal, advisory, distribution or other services.

         3.  LIABILITIES
         No party hereto shall be liable to any other party hereto for any action taken or thing done by it or its agents or contractors in carrying out the terms and provisions of this agreement provided such party has acted in good faith and without negligence or willful misconduct and selected its agents and contractors with reasonable care.

         The Fund acknowledges and agrees that the Underlying Trust, any of its series, trustees, officers (each an "[Name of Underlying Trust] Party") shall not be responsible for: (i) any information contained in any registration statement, prospectus, statement of additional information, periodic reports to shareholders, proxy statements, supplements, or advertising or marketing materials prepared by or on behalf of the Trust or the Fund, except for information provided to the Fund by any [Name of Underlying Trust] Party for that purpose; or (ii) the compliance or failure to comply by the Fund or its agents with applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over the Fund or any such agent, except to the extent that the Fund's or such agent's failure to comply with such law, rule or regulation is caused by any [Name of Underlying Trust] Party's failure to comply with any applicable law, rule or regulation.

         The Fund shall indemnify, defend and protect each [Name of Underlying Trust] Party and hold them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, cost, charges, reasonable counsel fees and expenses of any nature it or they incur arising out of or from: (i) any statement or representation or omission of material fact that the Fund or its officers, directors, employees or agents make concerning the Portfolio that is inconsistent with or not included in the Portfolio's current prospectus, statement of additional information, periodic reports, proxy statements or supplements or provided by any [Name of Underlying Trust] Party in writing to the Fund; or (ii) any failure by the Fund or its agents to comply with any applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over the Fund or its agent, except to the extent that the Fund's or such agent's failure to comply with such law, rule or regulation is caused by the failure of any [Name of Underlying Trust] Party to comply with any applicable law, rule or regulation.

         The Portfolio shall indemnify, defend and protect the Trust, any of its series, trustees or officers (each a "Trust Party"), and hold them harmless from any and all claims, demands, actions losses, damages, liabilities, cost, charges, reasonable attorney fees and expenses of any nature it or they may incur arising out of or from: (i) any untrue statement of material fact contained in the Portfolio's current prospectus, statement of additional information, periodic reports to shareholders, proxy statements or supplements; or any omission therefrom of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (ii) any failure by any [Name of Underlying Trust] Party to comply with applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over the Fund or its agents, except to the extent that such failure is caused by any Trust Party.

         4.  DURATION AND TERMINATION OF THIS AGREEMENT
         This Agreement shall become effective as of the date of its execution, and

                  (a) unless otherwise terminated, this Agreement shall continue in effect for one year from the date of its execution, and from year to year thereafter only so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Underlying Trust, and (ii) by vote of a majority of the Trustees of the Underlying Trust who are not "interested persons" of the Underlying Trust, as that term is defined in the 1940 Act (the "Independent Trustees");

                  (b) this Agreement may at any time be terminated on sixty days' written notice to the other parties by either the Trust or the Underlying Trust by vote of the terminating party's Board of Trustees; and

                  (c) this Agreement shall not be assigned or transferred, either voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Trust's and the Underlying Trust's respective Boards of Trustees and shall automatically and immediately terminate in the event of its assignment without the prior written consent of the parties hereto.

         Termination of this Agreement pursuant to this section 4 shall be without payment of any penalty.

         5.  AMENDMENT OF THE AGREEMENT

         This Agreement may be modified or amended from time to time by mutual written agreement between the parties hereto, with the approval of the Board of Trustees of the Underlying Trust, including a majority of the Independent Trustees.

         6.  NOTICE
         Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

         7.  INTERPRETIVE PROVISIONS
         In connection with the operation of this Agreement, the parties may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by all parties and annexed hereto, but no such provisions shall contravene any applicable Federal or State law or regulation.

         8.  STATE LAW
         This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts.

         9.  CAPTIONS
         The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                                     Notice

         A copy of the Agreement and Declaration of Trust establishing New England Funds Trust III is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's ________ series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

         A copy of the Agreement and Declaration of Trust establishing the Underlying Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Underlying Trust's ________ series on behalf of the Underlying Trust by officers of the Underlying Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Portfolio.
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         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed as of the day and year first above written.


NEW ENGLAND FUNDS TRUST III,                    [Name of Underlying Trust],
on behalf of its [Name of Fund] series          on behalf of its [Name of
                                                Underlying Fund] series


By:  _______________________                    By:      ______________________
     Name:                                               Name:
     Title:                                              Title:


NVEST SERVICES COMPANY, INC.


   By:   ______________________
         Name:
         Title:
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                                   SCHEDULE A

         For the services rendered to the Fund, the Portfolio agrees to pay NSC a quarterly fee equal to the lesser of (i) 0.12% (at an annual rate) of the average daily net asset value of shares of the Portfolio held in the Fund during the calendar quarter or (ii) the amount of the estimated fees for the quarter that would have been payable by the Portfolio to its transfer agent with regard to the accounts of the shareholders of the Fund if their accounts had been registered directly on the books of the Portfolio with the Portfolio's transfer agent, as determined by the Portfolio.